Exhibit 99

NEWS RELEASE
	CONTACT:	Warren W. Heidbreder
FOR IMMEDIATE RELEASE	PHONE:	563-262-1260
DATE: April 15, 2005	URL:	www.bandag.com

BANDAG, INCORPORATED REPORTS 1ST QUARTER EPS OF $0.30
Bandag, Inc. (NYSE: BDG and BDGA)

Flash Results

(Numbers in Millions, Except Per Share Data)
	Q1 2005	Q1 2004
Net sales	$186.6	$173.5
Net earnings	$6.0	$4.0
Diluted earnings per share	$0.30	$0.20
Shares outstanding - diluted	19.7	19.7

MUSCATINE, IOWA, April 15, 2005 — Bandag, Incorporated (NYSE:BDG and BDGA) today reported consolidated net earnings of $6.0 million, or $0.30 per diluted share, for first quarter 2005. This compares to first quarter 2004 consolidated net earnings of $4.0 million, or $0.20 per diluted share. Consolidated net sales for first quarter 2005 were $186.6 million, an increase of eight percent, compared to consolidated net sales of $173.5 million in first quarter 2004. Net sales were positively impacted by approximately $4.2 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.

In announcing first quarter 2005 results, Martin G. Carver, Chairman of the Board and Chief Executive Officer of Bandag said, “First quarter results reflected growing strength in the North American trucking industry. Globally, high raw material and transportation costs pressured margins in our traditional business. Bandag continued to invest in Speedco’s expanding operations, building new on-highway truck lubrication and tire service locations as well as adding tire service lanes at existing locations. Tire Distribution Systems, Inc. (TDS) operating results improved by $1.7 million, largely attributable to strengthening demand and margin improvement.”

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BANDAG, Incorporated
2905 N. Hwy. 61, Muscatine, IA 52761-5886
Tel 563.262.1400 – Url www.bandag.com

Financial Highlights

•	Factors that affected consolidated net sales for first quarter 2005 were:
o	Speedco sales increased by $10.8 million compared to the prior year period. Sales in the first quarter of 2004 are included from February 13, 2004, the date Bandag acquired an 87.5% majority interest in Speedco.
o	TDS sales declined $8.3 million from the prior year period, reflecting the divestitures during 2004. The divested locations had net sales of approximately $15.0 million in the first quarter of 2004.
o	North America business unit volume increased five percent and net sales increased seven percent as compared to first quarter 2004. Net sales were positively impacted by a December 2004 price increase.
o	European business unit volume decreased seventeen percent and net sales decreased nine percent. Unit volume and net sales were negatively impacted by the loss of several dealers during 2004; however, net sales were positively impacted by approximately $1.3 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.
o	International business unit volume increased six percent and net sales increased twenty-nine percent. Net sales were positively impacted by price increases and by approximately $2.2 million due to the effect of translating foreign currency denominated net sales into U.S. dollars.

•	First quarter 2005 consolidated gross margin declined by one percentage point. TDS gross margin increased approximately four percentage points, primarily due to higher selling prices. Traditional business gross margin declined three percentage points primarily due to higher raw material costs.

•	Consolidated operating and other expenses for first quarter 2005 were $0.5 million higher than the prior year period, primarily due to increased expenses related to Speedco expansion offset by the divestiture-related decrease at TDS.

•	Interest income increased $0.8 million, primarily due to an increase in cash and interest rates.

•	The effective tax rate increased to 41.8% from 36.5% in the prior year, largely attributable to an adjustment in the deferred tax balances.

Outlook

Commenting on the outlook for 2005, Mr. Carver said, “On the positive side, we believe continued strength in the trucking industry in our major markets will work to Bandag’s benefit as we continue delivering an expanded array of valued-added vehicle services, which complement our traditional business. At the same time, we recognize that continued increases in raw material and transportation costs will be a concern throughout 2005.”

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of approximately 1,000 franchised dealers that produce and market retread tires and provide tire management services. Bandag’s traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. TDS sells and services new and retread tires. In addition, Bandag has an 87.5% interest in Speedco, Inc., a provider of on-highway truck lubrication and routine tire services to commercial truck owner-operators and fleets.

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands, except per share data)

	First Quarter Ended March 31,
Consolidated Statements of Earnings	2005	2004
Income
Net sales	$186,617	$173,529
Other	2,424	1,762

	189,041	175,291
Costs and expenses
Cost of products sold	123,294	112,803
Operating & other expenses	57,072	56,556

	180,366	169,359
Income from operations	8,675	5,932
Interest income	1,813	1,050
Interest expense	(456)	(562)

Earnings before income taxes and minority interest	10,032	6,420
Income taxes	4,193	2,343
Minority interest	(123)	58

Net earnings	$5,962	$4,019

Earnings per share
Basic	$0.31	0.21
Diluted	$0.30	0.20
Weighted average shares outstanding
Basic	19,392	19,250
Diluted	19,707	19,655

	First Quarter Ended March 31,
Segment Information	2005	2004

Net Sales
North America	$88,131	$82,217
Europe	19,389	21,196
International	28,869	22,443
TDS	32,677	40,939
Speedco	17,551	6,734

Total net sales	$186,617	$173,529

Segment Operating Profit (Loss)
North America	$8,605	$5,454
Europe	921	1,690
International	3,439	3,039
TDS	(1,097)	(2,841)
Speedco	799	903
Corporate expenses & other	(3,992)	(2,313)
Net interest income	1,357	488

Earnings before income taxes and minority interest	$10,032	$6,420

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Bandag, Incorporated
Unaudited Financial Highlights
(In thousands)

Condensed Consolidated Balance Sheets	Mar. 31, 2005	Dec. 31, 2004
Assets:
Cash and cash equivalents	$205,896	$202,761
Accounts receivable - net	137,164	157,809
Inventories	77,962	69,892
Other current assets	55,078	55,793

Total current assets	476,100	486,255
Property, plant, and equipment - net	172,760	170,018
Other assets	73,871	74,454

Total assets	$722,731	$730,727

Liabilities & shareholders' equity:
Accounts payable	$29,454	$33,138
Income taxes payable	6,315	2,995
Accrued liabilities	95,197	104,580
Short-term notes payable and current portion of other obligations	15,446	17,845

Total current liabilities	146,412	158,558
Long-term debt and other obligations	31,025	29,963
Deferred income tax liabilities	7,203	7,502
Minority interest	2,249	2,417
Shareholders' equity
Common stock	19,573	19,452
Additional paid-in capital	32,297	28,839
Retained earnings	512,216	513,152
Accumulated other comprehensive loss	(28,244)	(29,156)

Total shareholders' equity	535,842	532,287

Total liabilities & shareholders' equity	$722,731	$730,727

	Three Months Ended March 31,
Condensed Consolidated Statements of Cash Flows	2005	2004

Operating Activities
Net earnings	$5,962	$4,019
Provision for depreciation	6,482	5,610
Decrease in operating assets and liabilities - net	7,408	20,402

Net cash provided by operating activities	19,852	30,031
Investing Activities
Additions to property, plant and equipment	(8,893)	(6,446)
Sales of investments - net	--	3,396
Payments for acquisitions of businesses	--	(52,959)
Proceeds from divestiture of businesses	--	862

Net cash (used in) investing activities	(8,893)	(55,147)
Financing Activities
Principal payments on short-term notes payable and other long-term liabilities	(1,886)	(758)
Cash dividends	(6,418)	(6,260)
Purchases of common stock	(481)	(33)
Stock options exercised	699	1,129

Net cash used in financing activities	(8,086)	(5,922)
Effect of exchange rate changes on cash and cash equivalents	262	223

Increase (decrease) in cash and cash equivalents	3,135	(30,815)
Cash and cash equivalents at beginning of year	202,761	189,976

Cash and cash equivalents at end of period	$205,896	$159,161

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